VERANO HOLDINGS CORP.
CLAWBACK POLICY
As a public reporting company in Canada and the United States, Verano Holdings Corp. (the “Company”) is committed to establishing policies and procedures with respect to compliance with Canadian and U.S. corporate governance guidelines, including with respect to the Company seeking recovery of compensation amounts paid to certain of its senior executive officers in the event of an accounting restatement of the Company’s financial statements.
Purpose
This Clawback Policy (this “Policy”) is being enacted as part of the Company’s corporate governance to align the interests of the senior executive officers of the Company with the interests of the Company and its stockholders.
The purpose of this Policy is to establish polices regarding the Company’s recovery of certain types of compensation paid to executive officers of the Company in the event of an accounting restatement of the Company’s financial statements based on actions or inactions of such executive officers.
Application and Administration
This Policy will be administered by the Board of Directors of the Company (the “Board”), which has the authority to (1) exercise all powers granted to it under this Policy, (2) construe, interpret, and implement this Policy, (3) make all determinations necessary or advisable in administering this Policy, and (4) amend, restate or terminate this Policy.
The Company will comply with this Policy beginning on the effective date written above (the “Effective Date”), and will comply with any amendments to this Policy on and after the Effective Date. Notwithstanding the lookback requirement in clause (D) in the first paragraph under “Erroneously Awarded Incentive Compensation,” this Policy does not apply to any Incentive Compensation received prior to the Effective Date.

Definitions
For purposes of this Policy, the following defined terms have the following meanings:
“Common Stock” means the Company’s common stock.
“Erroneously Awarded Incentive Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had the Incentive Compensation been determined based on the amounts of the Financial Reporting Measures included in the Restatement, computed without regard to any taxes paid in connection with the Incentive Compensation. If any Incentive Compensation is based on the price of any of the Company’s stock or total stockholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, such amounts will be calculated in accordance with this Policy. For purposes of this definition, Incentive Compensation will be deemed received in the fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period and will otherwise be determined in accordance with Rule 10D-1 of the Exchange Act and the applicable rules of the Exchange.
“Exchange” means the primary exchange upon which the Company’s securities are traded.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time.
“Executive Officer” means each of the following officers: (i) the Company’s Chief Executive Officer (ii) the Company’s President, (iii) the Company’s Chief Financial Officer, (iv) the Company’s Chief Accounting Officer, (v) any additional person designated as an “officer” by the Board as defined in Rule 16a-1 under the Exchange Act, and (vi) any other executive officer of the Company as may be designated by the Board.
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including, without limitation:
•Share price
•Total stockholder return
•Revenues
•Net income
•Operating income
•Adjusted EBITDA
•Free Cash Flow
•Profitability of one or more reportable segments
•Financial ratios (e.g., accounts receivable turnover and inventory turnover rates)
•Earnings before interest taxes, depreciation and amortization (including as adjusted)
•Funds from operations (including as adjusted)
•Liquidity measures (e.g., working capital, operating cash flow)
•Return measures (e.g., return on invested capital, return on assets)
•Earnings measures (e.g., earnings per share)
•Sales per square foot or same-store sales
•Cost per employee
•Any such measures relative to a peer group
•Tax basis income
For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in any filings with the SEC.

“Home Country” means United States of America.
“Incentive Compensation” means compensation that is granted, earned or vested based wholly or in part on the attainment of one or more Financial Reporting Measures, which may include, without limitation:
•Annual bonuses and other short- and long-term cash incentives
•Stock options
•Stock appreciation rights
•Restricted shares
•Restricted stock units
•Performance shares
•Performance units
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended and any successor statute.
“Restatement” means an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“SEC” means the U.S. Securities and Exchange Commission.
Erroneously Awarded Incentive Compensation
If the Company is required to prepare a Restatement, then the Board must authorize, direct and cause the Company to seek to recover, reasonably promptly, all of the Erroneously Awarded Incentive Compensation (A) received by an Executive Officer (including former Executive Officers) during their service as an Executive Officer, (B) while the Company has a class of securities listed on an Exchange, and (C) paid during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, which such date shall be the earlier of (1) the date the Board (or any committee thereof) or, if no Board action is required, management concludes (or reasonably should have concluded) that a Restatement is required and (2) the date any regulator, court or other legally authorized entity directs the Company to undertake a Restatement. In addition to these last three completed fiscal years, this Policy applies to any Erroneously Awarded Incentive Compensation granted during any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year.
For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Incentive Compensation is not dependent on if, or when, the restated financial statements are filed with the SEC or with the Exchange.

If any Erroneously Awarded Incentive Compensation includes Incentive Compensation based on share price of the Common Stock or total stockholder return, where the amount of Erroneously Awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in an Restatement: (A) the amount of Erroneously Awarded Incentive Compensation must be based on a reasonable estimate by the Board of the effect of the Restatement on the share price of the Common Stock or total stockholder return upon which the Incentive Compensation was received; and (B) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange, if required by the Exchange.
Recovery
The Board may seek to recoup Erroneously Awarded Incentive Compensation hereunder by all legal means available, to the maximum extent permitted by applicable law, which may include requiring any affected Executive Officer (including former Executive Officers) to repay such amount to the Company, by set-off against other obligations owed to the affected Executive Officer (whether or not related to the Executive Officer’s employment or service with the Company), by reducing future compensation of the affected Executive Officer, or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate.
To the extent that any amounts recoverable as Erroneously Awarded Incentive Compensation constitute deferred compensation under Section 409A of the Internal Revenue Code, the Board may provide for the forfeiture of such amounts in lieu of other actions for recoupment or recovery.
Notwithstanding the foregoing, the Board’s obligation to cause the Company to reasonably promptly seek recovery of Erroneously Awarded Incentive Compensation pursuant to this Policy will be excused in the event that pursuing such recovery would be impracticable because (A) the Compensation Committee of the Board or a majority of the independent directors on the Board (not including the affected Executive Officer(s), if applicable) has determined in its good-faith discretion that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of the Erroneously Awarded Incentive Compensation based on expense of enforcement, the Company has (1) made a reasonable attempt to recover such Erroneously Awarded Incentive Compensation without the assistance of a third party, (2) documented such reasonable attempts to recover, and (3) if required by the Exchange, provided such documentation to the Exchange, (B) such recovery would violate the Company’s Home Country law, where that law was adopted prior to November 28, 2022; provided, that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive Compensation based on violation of Home Country law, the Company provides an opinion of Home Country counsel stating that recovery would result in such a violation, provided further, that, if so required by the Exchange, the opinion must be in a form acceptable to the Exchange and will be provided to the Exchange, or (C) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Nothing in this Policy will limit in any respect (a) the Company’s right to take or not to take any action with respect to any Executive Officer’s or any other person’s employment or (b) the obligation of the Company’s Chief Executive Officer or the Chief Financial Officer to reimburse the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended.
Any determination regarding this Policy and any application and implementation thereof need not be uniform with respect to each Executive Officer (including former Executive Officers), or any amounts recovered or forfeited under this Policy.
Restrictions on Indemnification and Insurance
The Company is prohibited from (1) indemnifying, reimbursing or otherwise making whole any Executive Officer (including former Executive Officers), against any loss of Erroneously Awarded Incentive Compensation and (2) paying the premiums on any insurance policy that directly or indirectly covers the recovery from any Executive Officer (including former Executive Officers) of any amounts resulting from a Restatement.
Disclosure
The Company shall file all required disclosures with respect to this Policy in accordance U.S. and Canadian federal securities laws, including any disclosure required by applicable SEC filings.